NONQUALIFIED SUPPLEMENTAL RETIREMENT BENEFIT PLAN

As Amended and Restated Effective January 1, 2009

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4.5	Taxation	6
4.6	Deemed Investment of Contributions	7
4.7	Company Investments	7

Article 5 BENEFIT EVENTS		8
5.1	Benefits Following Retirement and Certain Other Events	8
5.2	Benefits Following a Termination for Disability	8
5.3	Death Benefits	8
5.4	Payor	9
5.5	One-Time Benefit Event	9

Article 6 VALUATION AND DISTRIBUTION OF ACCOUNTS		10
6.1	Valuation of Accounts	10
6.2	Commencement of Benefits	10
6.3	Form and Amount of Payment Options	10
6.4	Election of Payment Options and Deferral of Benefits	11

Article 7 ADMINISTRATION AND CLAIMS PROCEDURE		12
7.1	Administration	12
7.2	Expenses; Reliance on Third Parties	12
7.3	Annual Statements	12
7.4	Appointment of a Conservator	12
7.5	Limitation of Liability	12
7.6	Claims for Benefits	13

Article 8 FUNDING		14
8.1	In General	14
8.2	Rabbi Trust	14

Article 9 AMENDMENT, TERMINATION AND CHANGE OF CONTROL		15
9.1	Amendment or Termination	15
9.2	Change of Control	15

Article 10 GENERAL PROVISIONS		16
10.1	Payment to Minors and Incompetents	16
10.2	No Contract	16
10.3	Use of Masculine and Feminine; Singular and Plural	16
10.4	Non-Alienation of Benefits	16
10.5	Protective Provisions	16
10.6	Governing Law	16
10.7	Captions	17
10.8	Compliance with Section 409A of the Code	17

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PREAMBLE

Investors Title Insurance Company (the “Company”) previously established a non-qualified deferred compensation plan referred to as the Investors Title Insurance Company Non-qualified Supplemental Retirement Benefit Plan (the “Plan”), originally effective November 17, 2003. The Company is amending and restating the Plan effective January 1, 2009 as set forth herein to (i) reflect certain design changes to the Plan, (ii) provide for the Plan’s documentary compliance with the requirements of Section 409A of the Code, and (iii) otherwise meet current needs.

The purpose of this Plan is to provide additional retirement benefits to Eligible Employees on a non-qualified, tax-deferred basis. This Plan shall be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to be effective with respect to Compensation earned after October 1, 2003.

Benefits are based upon hypothetical Company contributions credited to Participant “Accounts”.

It is intended that funds accumulated under this Plan on a Participant’s behalf will be paid to the Participant at a specified future date determined under procedures described herein, or upon disability or Termination of Employment. The Participant may select a lump sum, or from among other payment options for Plan benefits. Upon the Participant’s death, the Participant’s remaining Account balance, if any, will be paid to the Participant’s named Beneficiary.

Account balances resulting from employer contributions may be credited with interest, at a rate determined by the Company, or with amounts reflecting and corresponding to the performance (i.e., income, gains, losses, etc.) of a designated security or index. Further, the Company may choose to set aside assets relating to Plan obligations in a Rabbi Trust, the corpus of which will be available to the Company’s creditors in the event of bankruptcy. However, the Company is under no obligation to invest amounts deemed contributed to the Plan or to set aside funds in a Rabbi Trust. In all cases, the Company may elect to pay the benefits promised hereunder from other general assets. Notwithstanding the fact that the Company may set aside assets in respect of its obligations under the Plan, the Plan is unfunded and the rights of Participants and Beneficiaries are limited to those of general, unsecured creditors of the Company.

ARTICLE 1
DEFINITIONS

The following words and phrases when used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

1.1

“Account” means the bookkeeping account established for the measurement of the Company’s accumulated liability to a Participant under the Plan. Each Participant’s Account will reflect the undistributed balance to the credit of the Participant, representing accumulated Company Plan contributions, and the hypothetical investment earnings, gains and losses credited to the Account under the terms of the Plan.

1.2	“Base Salary” has the meaning given to it in Section 3 of the Employment Agreement.

1.3

“Beneficiary” means the person, persons or trust designated by the Participant or former Participant to receive benefits under the Plan in the event of the Participant’s death prior to the full distribution of his Account. A Participant shall designate his Beneficiary or Beneficiaries in writing under the specific procedures as shall be established by the Plan Administrator. A Participant may change his Beneficiaries at any time by delivering written instructions to the Plan Administrator. In the event a Participant dies without a valid designation of Beneficiary in effect, the Participant’s remaining Account shall be payable to his spouse or, if the Participant is not married at the time of death, to his estate.

1.4

“Benefit Commencement Date” means the date upon which the Participant’s Termination of Employment occurs or is deemed to occur in accordance with the provisions of Article 4 and after which the distribution of benefits to the Participant will commence in accordance with the provisions of Article 4 and Article 5.

1.5	“Board” or “Board of Directors” means the Board of Directors of Investors Title Insurance Company.

1.6	“Bonus Compensation” has the meaning given to it in Section 3 of the Employment Agreement.

1.7	“Cause” has the meaning given in Section 4 of the Employment Agreement.

1.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations issued thereunder. Reference to any section of the Code shall include any successor provision thereto.

1.9

“Committee” means the Compensation Committee of Investors Title Company or such other person or persons designated by the Company to determine the eligibility of employees for participation in the Plan in accordance with the provisions of Article 2, and to provide oversight to the administration of the plan in accordance with Article 7.

1.10	“Company” means Investors Title Insurance Company, a North Carolina corporation, and its successor or successors. The Company is a wholly-owned subsidiary of Investors Title Company.

1.11	“Effective Date” means November 17, 2003.

1.12	“Eligible Employee” means an employee of the Company who is included in the eligible class described in Section 2.1, and who is listed on the Schedule.

1.13

“Employment Agreement” means the agreement, as amended from time to time, entered into between an Eligible Employee and the Company, which contains the certain defined terms used herein along with the general terms and conditions of the Eligible Employee’s employment.

1.14	“Employment Period” has the meaning given to it in Section 1 of the Employment Agreement.

1.15	“Participant” means an Eligible Employee for whom an Account is being maintained under the terms of the Plan.

1.16	“Plan” means the Investors Title Insurance Company Non-Qualified Supplemental Retirement Benefit Plan as set forth in this document and as amended from time to time.

1.17	“Plan Administrator” means the Company.

1.18	“Plan Year” means each calendar year commencing January 1, 2004 and thereafter.

1.19

“Rabbi Trust” means, for the purposes of this Plan, a grantor trust under Subpart E of Subchapter J of Chapter I of the Code established by an employer in connection with a nonqualified deferred compensation or supplemental retirement benefit plan, the assets of which may be reached by the employer grantor’s general creditors.

1.20	“Schedule” means the document which lists the Eligible Employees who are Participants in the Plan, as such Schedule is amended from time to time.

1.21

“Termination of Employment” means any termination of the employee/employer relationship between a Participant and the Company for any reason including the Participant’s Retirement, death, Termination for Disability, Termination for Cause, Termination without Cause, Termination for Good Reason or termination following a Change in Control, as such terms are defined in the Employment Agreement. For purposes of the Plan, whether a “Termination of Employment” has occurred shall be determined in a manner consistent with the requirements of Section 409A of the Code and the Company’s 409A Policy, if any.

1.22	“Valuation Date” means the last day of each calendar quarter, and is the date on which Participant Account values are determined.

ARTICLE 2
PARTICIPATION

2.1	Eligible Class.

(a)

Except as provided in (b) and (c) below, an individual who is employed by the Company is an Eligible Employee with respect to a particular Plan Year only if he is both (i) within a select group of management or highly compensated Employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee in its sole discretion, and (ii) identified by the Company as an Eligible Employee and listed in the Schedule A, attached hereto.

(b)

Each Eligible Employee must cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder. Notwithstanding any provision in the Plan to the contrary, an individual who would otherwise be eligible to receive benefits under the Plan shall nevertheless be considered ineligible, and may be barred by the Company from participation in the Plan, (i) if he refuses to cooperate with any requirement which the Committee or Plan Administrator may reasonably impose; or (ii) if the Company chooses, in its discretion, to purchase one or more life insurance policies on the life of the individual in connection with its obligations under this plan, and the individual fails to submit a complete and accurate application in connection with the acquisition of the policy(ies), or fails to submit to any physical examination that the insurer may require, or fails to provide any other information that the insurer or Plan Administrator may reasonably request or to comply with any other requirement which the insurer may reasonably impose.

2.2	Commencement of Participation.

Each Eligible Employee shall first become a Participant as of the initial pay period for the first Plan Year following the date upon which he is first determined by the Committee to be an Eligible Employee.

ARTICLE 3
ESTABLISHMENT OF ACCOUNTS

3.1	Accounts.

The Plan Administrator will establish and maintain separate memorandum Accounts for each Participant, for bookkeeping purpose only, which will be used to measure the amount of the Company’s liability to each Participant and Beneficiary under this Plan.

3.2	Credits and Debits to Accounts.

The Plan Administrator will, as often and as soon as may be reasonable and practicable, make such adjustments to the Accounts, by credit (addition) or debit (reduction), as may be necessary and/or appropriate to reflect:

	(a)	Company contributions,

	(b)	any accrued interest (if Company contributions are deemed to be invested at interest), and

(c)

any income and/or expense, and any gain or loss (i.e., increase or decrease, whether realized or unrealized), associated with any other investment(s) in which the contributions are deemed be invested, so that the balance of any portion of the Account that is deemed to be invested will be adjusted in the same manner and amount that it would have been adjusted had the Account investment actually been made (i.e., so as to reflect the net amount invested, and any changes in the investment’s market or net asset value).

ARTICLE 4
CONTRIBUTIONS AND BENEFITS

4.1	Benefits.

Participants (or their Beneficiaries) will be entitled to benefits from this Plan upon the Participant’s Termination of Employment for any reason. Benefits will be based upon the value of a Participant’s Account, which will reflect credits for hypothetical “contributions” made by the Company, as well as additional credits (or debits) for the hypothetical investment performance of those Plan contributions, as hereinafter described.

4.2	Contributions.

For each calendar quarter during the Employment Period, the Company shall make a contribution on the Participant’s behalf to the Plan in an amount equal to twenty-two percent (22%) of the Participant’s Base Salary and Bonus Compensation paid during such calendar quarter. Notwithstanding the foregoing, however, if the Participant has a Termination of Employment before the Company has contributed said amount for twenty (20) calendar quarters, then in such event the Company shall make a lump sum contribution to the Plan equal to the number of calendar quarters less than twenty (20), using as a base for determining such amount twenty-two percent (22%) of the Participant’s Base Salary and Bonus Compensation for the twelve (12) months preceding the Termination of Employment. After the Company has contributed to the Plan an amount equal to twenty-two percent (22%) of the Participant’s Base Salary and Bonus Compensation paid during the calendar quarter for twenty (20) calendar quarters, the Company, in its sole discretion, may determine the amount, if any, contributed for subsequent calendar quarters during the Employment Period.

4.3	Changes in Base Salary and/or Base Compensation.

The rate of Company contribution shall continue in effect for the Employment Period to which it applies, notwithstanding any change in the Participant’s Base Salary and Bonus Compensation which may occur during such year.

4.4	Crediting of Contributions.

Company contributions to the Plan will be credited to a Participant’s Account within ten (10) days after the end of the calendar quarter to which the contribution relates. No amount shall actually be set aside for payment under this Plan, and the existence of the Account shall not create and shall not be deemed to create a trust of any kind, or fiduciary relationship between the Company and the Participant or his Beneficiary.

4.5	Taxation.

Amounts credited to a Participant’s account under this Plan are subject to rules of taxation (including employment taxes) as may be applicable from time to time. Any taxes owing in a year will be deducted from a Participant’s Base Salary and/or Bonus Compensation pursuant to rules established by the Committee.

4.6	Deemed Investment of Contributions.

Solely for the purpose of measuring the Company’s liability to a Participant under the Plan, Company contributions credited to Participant Accounts will be deemed invested as the Participant/Committee shall from time to time determine. Credits to Participant Accounts for hypothetical investment performance will, if amounts are deemed invested at interest, be based upon a rate of interest determined by the Board from time to time. Otherwise, such credits (or debits) will be based upon the performance of a security, index or other investment (or upon any other method) determined by the Committee and specified in an Appendix to this Plan, which will be amended, as appropriate, to reflect any change in the investment made by the Committee.

4.7	Company Investments.

The Company, in its sole discretion, shall decide whether or not to underwrite its obligations under the Plan by actually investing its hypothetical contributions. If the Company decides to invest any amounts, Plan Participants and Beneficiaries shall have no interest (other than those of unsecured general creditors) in such actual investments even if they correspond to the securities, index or other hypothetical investments used for the measurement of Plan benefits. Any investment the Company may actually make in connection with the Plan shall at all times remain part of the general assets of the Company, within the Company’s control and available for any Company purpose, subject to the provisions of any Rabbi Trust to which any actual investment is transferred; and the rights of Participants and their Beneficiaries will remain those of unsecured general creditors of the Company.

ARTICLE 5
BENEFIT EVENTS

5.1	Benefits Following Retirement and Certain Other Events.

Upon a Participant’s Termination of Employment for any reason other than as a result of such Participant’s Termination for Disability (as that term is defined in the Employment Agreement) or death, the Company will pay benefits to the Participant (or his Beneficiary) in the amount and manner described in Article 6.

5.2	Benefits Following a Termination for Disability.

(a)

In the event that a Participant’s Termination of Employment is the result of such Participant’s Termination for Disability (as that term is defined in the Employment Agreement), such Participant’s Termination of Employment will be deemed to have occurred on the date specified by the Board in accordance with Section 409A of the Code and the Company’s 409A Policy, if any, and the Company will pay benefits to the Participant (or his Beneficiary) in the amount and manner as described in Article 6.

(b)

For the purpose of this Article, subject to Section 409A of the Code and the terms of the Company’s 409A Policy, a Participant who is otherwise disabled and absent from employment with the Company due to that disability will be considered to be employed in the active, full-time service of the Company for as long as he remains disabled.

5.3	Death Benefits.

(a)

Prior to his death, a Participant shall have the right to designate a Beneficiary or beneficiaries for the amount payable under this Section 5.3, and to select a separate payment option for benefits commencing upon death, upon a form approved by the Plan Administrator.

(b)

If the Participant’s Termination of Employment occurs as a result of such Participant’s death, the Participant’s Account will be paid to the Participant’s named Beneficiary(ies) according to a form of payment option described in Section 6.3 (or otherwise permitted by the Plan Administrator) and elected by the Participant separately for this post-death benefit distribution. Payment of these amounts will commence as soon as may be practicable under procedures established by the Plan Administrator.

(c)

If a Participant dies after his Benefit Commencement Date but prior to receiving a distribution of his entire Account, and the Participant had not elected a single life annuity option for his retirement benefit, the balance remaining in his Account (or, in the event that the Participant elected an annuity payable over the life of Participant and spouse, the survivor annuity) will be paid to the Participant’s named Beneficiary(ies) (or surviving annuitant) according to the Participant’s election for retirement benefits, for the remainder of the period over which the retirement benefits were to be paid.

(d)	Unless the Participant’s Beneficiary designation provides to the contrary, the following will apply with respect to payments after the Participant’s death:

(i)

If the primary Beneficiary survives the Participant but dies before all amounts due to the Beneficiary under the Plan are paid out, the present value of any payments due after the death of the primary Beneficiary will be paid to the Beneficiary’s estate in a lump sum.

(ii)

If the primary Beneficiary does not survive the Participant, any payments due after the death of the Participant will be paid to the contingent Beneficiary or, if none is named or none survives the Participant, the present value of all amounts not yet paid to the Participant will be paid to the Participant’s estate in a lump sum.

	(iii)	In the case of installment payments other than an annuity, the present value of amounts not yet paid will be the remaining Account Balance.

(iv)

In the case of an annuity, the present value will be determined by the Plan Administrator using the mortality table set forth in Revenue Ruling 95-6, 1995-1 CB 80 and a reasonable interest determined by the Plan Administrator considering the type of annuity and prevailing market rates.

5.4	Payor.

The Company may pay directly any amounts due under the Plan to a Participant or Beneficiary, or it may delegate responsibility for payments to a trustee or other third party.

5.5	One-Time Benefit Event.

Notwithstanding any other provision to the contrary, a Participant may elect to receive a distribution equal to 100% of his Account under the Plan provided that such election is (i) in writing; and (ii) received by the Plan Administrator no later than December 31, 2008. Such distribution will occur on January 15, 2009.

ARTICLE 6
VALUATION AND DISTRIBUTION OF ACCOUNTS

6.1	Valuation of Accounts.

A Participant’s Account shall be valued as of each Valuation Date under procedures established by the Plan Administrator.

6.2	Commencement of Benefits.

Benefits will be paid after the Participant’s Benefit Commencement Date, which shall be determined in accordance with the terms of Article 5. Notwithstanding any provision herein to the contrary, to the extent applicable, in no event shall any payment hereunder be made earlier than six months after the date of the Participant’s termination of employment with the Company, except in connection with the Participant’s death.

6.3	Form and Amount of Payment Options.

A Participant may elect the form of payment option applicable to his Account. Payment options available under the Plan are:

(a)

Lump Sum. A full lump sum payable on or within thirty days after the Participant’s Benefit Commencement Date, equal to the Account balance as of the Valuation Date immediately preceding the Benefit Commencement Date; or

(b)

Equal Annual Installments. For Account balances of not less than $10,000, equal annual installments payable over five, ten, fifteen or twenty years, beginning on or within thirty days after the Participant’s Benefit Commencement Date. Annual installments shall be equal to the Account balance on the Valuation Date immediately preceding first payment divided by the number of years in the elected installment period, plus interest to the date of each payment at such rate as the Board may determine from time to time (but not less than five percent (5%)); or

(c)

Recalculated Annual Installments. For Account balances of not less than $10,000, annual installments payable over five, ten, fifteen or twenty years, beginning on or within thirty days after the Participant’s Benefit Commencement Date. Annual installments shall be, for the first payment, equal to the Account balance on the Valuation Date immediately preceding the first payment divided by the number of years in the elected installment period, and for the remaining payments, equal to the Account Balance on the Valuation Date immediately preceding the payment, divided by the remaining number of installment payments to be made. For the purpose of determining the amount of all payments following, the first payment, interest shall be credited to the Account Balance remaining after the first payment at such rate as the Board may determine from time to time (but not less than five percent (5%)); or

(d)

Life Annuity Options. For Account balances of not less than $10,000, equal annual installments, beginning on or within thirty days after the Participant’s Benefit Commencement Date, payable over the life of the Participant, or over the lives of the Participant and spouse, with or without a minimum period certain, as elected by the Participant at the commencement of his participation in the Plan, or in a later change of form of payment made pursuant to Section 6.3. This annuity will be the actuarial equivalent of the Account balance on the Valuation Date immediately preceding first payment, as determined by the Plan Administrator using the mortality table set forth in Revenue Ruling 95-6, 1995-1 CB 80 and a reasonable interest rate determined by the Plan Administrator considering the type of annuity and prevailing market rates.

6.4	Election of Payment Options and Deferral of Benefits.

(a)

Elections as to the manner of distribution of the Participant’s Account will be made upon forms provided by and according to procedures established by the Plan Administrator. At the commencement of an Eligible Employee’s participation in the Plan, he shall be required to make a written election indicating his form of payment option. This election will be binding and apply to all amounts held for the Participant under the Plan except as provided under (b) below.

(b)

A Participant will have one opportunity to postpone the commencement of his benefits and/or change his initial election regarding the form of payment option for his Account, as follows: At least twelve (12) months prior to the date on which distribution would otherwise commence, the Participant may elect to postpone, but not accelerate, his Benefit Commencement Date to a later specified date which may not be earlier than five years after the date on which distribution would otherwise commence. A Participant may also elect to specify a different form of payment, provided, however, that any such election will provide for a specified date for distribution which may not be earlier than five years after the date on which distribution would otherwise commence. Any election which is determined, considering the date upon which the Participant terminates or is deemed to have terminated under Article 5, to have been made too late, and not otherwise in accordance with this Section 6.4 or Section 409A of the Code, will be void and without effect.

ARTICLE 7
ADMINISTRATION AND CLAIMS PROCEDURE

7.1	Administration.

The Plan shall be administered by the Board, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Board deems appropriate including the authority to determine eligibility for benefits under the Plan. The Board shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Board shall be final and binding on all persons and parties concerned. Any benefits payable under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.

7.2	Expenses; Reliance on Third Parties.

Expenses of administration shall be paid by the Company. The Board shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counselor other person employed or retained by the Company with respect to the Plan.

7.3	Annual Statements.

The Board shall furnish individual annual statements of accrued benefits to each Participant, or Beneficiary, in such form as determined by the Board.

7.4	Appointment of a Conservator.

The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

7.5	Limitation of Liability.

Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, designated Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

7.6	Claims for Benefits.

All claims for benefits shall be handled through the following procedure:

(a)

Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the Plan Administrator at the Company’s then principal place of business.

(b)

Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

		(i)	The specific reason or reasons for such denial;

		(ii)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

		(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

		(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

		(v)	The time limits for requesting a review under Section 7.6(c) and for review under Section 7.6(d).

(c)

Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Assistant Secretary of the Company review the determination of the Company. Such request must be addressed to the Assistant Secretary of the Company, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company’s determination by the Assistant Secretary of the Company within such sixty (60) day period, he shall be barred and estopped from challenging the Company’s determination.

(d)

Review of Decision. Within sixty (60) days after the Assistant Secretary’s receipt of a request for review, he will review the Company’s determination. After considering all materials presented by the Claimant, the Assistant Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Assistant Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE 8
FUNDING

8.1	In General.

This Plan is unfunded. The rights of a Participant or Beneficiary are those of an unsecured general creditor of the Company. In general, benefits will be paid by the Company from its general assets when due.

The Company, in its sole discretion, shall decide whether or not to underwrite its obligations under the Plan by actually investing amounts equal to the Company contributions in any investment vehicle. If the Company decides to invest its contributions, no Participant or Beneficiary will have any interest in those actual investments, even if those actual investments correspond to the Plan’s hypothetical investments, and even if the amounts invested correspond to the amounts of the Company’s hypothetical Plan contributions. Any investment the Company makes in connection with the Plan shall at all times remain part of the general assets of the Company, subject to the provisions of any Rabbi Trust to which any actual investment is transferred; and the rights of Participants and their Beneficiaries will remain those of unsecured general creditors of the Company.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company, including any investments actually acquired in connection with the Company’s obligations under the Plan, except as may be provided for in a Rabbi Trust which the Company may choose to establish, as provided for in Section 8.2. No life insurance policy(ies) or other asset(s) of the Company shall be held by the Company, or by any other person or entity, in a fiduciary capacity, under any trust expressed or implied, for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns (other than under a Rabbi Trust), or shall be held as collateral security for the fulfillment of the obligations of the Company under this Plan. Any and all of the Company’s assets, including such Policies, shall be, and remain, the general, unpledged, unrestricted assets of the Company.

Whether or not the Company sets aside assets in a Rabbi Trust in connection with this Plan, the Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

8.2	Rabbi Trust.

The Company may transfer cash, life insurance policies or any other assets to a Rabbi Trust which it may establish in connection with the Plan.

In that event, Plan benefits may be paid, in the absolute discretion of the Company, from the Company’s other general assets, or from assets held in the Rabbi Trust.

In the event that assets are placed in a Rabbi Trust, those assets shall remain available to general creditors of the Company in the event of its insolvency.

ARTICLE 9
AMENDMENT, TERMINATION AND CHANGE OF CONTROL

9.1	Amendment or Termination.

The Company reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at anytime by action of its Board, to the extent permitted under Section 409A of the Code. No amendment shall reduce the Account credited to a Participant under this Plan as of the amendment date, except to the extent that the Participant agrees in writing to such a reduction.

9.2	Change of Control.

Following a Change of Control (as that term is defined in the Employment Agreement), the Plan shall be continued by the surviving entity, and the Participant’s rights under this Plan shall not be impaired without the consent of the Participant.

ARTICLE 10
GENERAL PROVISIONS

10.1	Payment to Minors and Incompetents.

If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator, or adjudged to be, legally incapable of giving valid receipt and discharge for benefits received, benefits will be paid to such person or institution as the Plan Administrator may designate or to the duly appointed guardian of the Participant or Beneficiary, as the case may be. Any payment so made shall be deemed to be in complete discharge of the Participant or Beneficiary’s right to such payment under the Plan.

10.2	No Contract.

This Plan shall not be deemed to create a contract of employment with any Participant, nor shall any provision of the Plan alter in any way the rights and responsibilities of the Company or any Participant under such Participant’s Employment Agreement.

10.3	Use of Masculine and Feminine; Singular and Plural.

Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

10.4	Non-Alienation of Benefits.

No amount payable to, or held under the Plan for the account of, any Participant or Beneficiary shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Nor shall any amount payable to, or held under the Plan for the account of, any Participant or Beneficiary be in any manner liable for his debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

10.5	Protective Provisions.

Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examination as the Insurer may require and such other relevant action as may be requested by the Plan Administrator. If a Participant refuses to cooperate with any requirements reasonably imposed, the Company shall have no further obligation to the Participant under the Plan, other than payment to the Participant of the cumulative amounts previously deferred by the Participant under the Plan.

10.6	Governing Law.

The provisions of the Plan shall be interpreted, construed, and administered in accordance with the laws of the of the State of North Carolina, except to the extent federal law (including, but not limited to, ERISA) applies. ERISA will govern all issues and matters relating to the Plan and shall preempt all state laws relating to the Plan.

10.7	Captions.

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

10.8	Compliance with Section 409A of the Code.

The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with this intent.

EXECUTED this _____ day of ________________, 2008 by the Company’s duly empowered officer.

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